AGREEMENT FOR ONGOING PURCHASE AND SALE
OF INSTALLED MONITORING CONTRACTS

This Agreement for Ongoing Purchase and Sale of Installed Monitoring Contracts ("Agreement") is entered into as of NOV 15, 2006 by and among The Jon Ashton Corporation dba Advanced Protective Technology Security Services, Inc., a Texas Corporation, with a principal place of business at 5150 Franz Road, Ste 100, Katy, TX 77493 ("Seller"); Mark Trimble ("Shareholder" of Seller); and Central Security Group-Nationwide, Inc., a Delaware corporation with an address at 2448 E. 81st Street, Ste. 4200, Tulsa, Oklahoma 74137 ("Buyer") with respect to the following facts.

A. Seller is in the business of selling and installing residential and business security alarm systems;

B. Buyer is in the business of monitoring and providing services for residential and business security alarm systems;

C. Seller wishes to sell and Buyer wishes to buy installed monitored alarm systems contracts pursuant to the terms and conditions of this Agreement.

D. This Agreement sets forth all of the terms and conditions upon which Buyer will purchase and Seller will sell to Buyer, certain installed alarm service contracts sold to consumers and installed by Seller commencing on _____________, 2006 ("Commencement Date").

THEREFORE, in consideration of the mutual covenants, promises and representations contained herein, the parties hereto agree as follows:

1. Definitions. All words and phrases that are initially capitalized shall have the meanings given them in this Section 1. 1 or at such other place in this Agreement.

   1.1 Alarm Account. The term "Alarm Account" shall mean an operational alarm system installed and sold by Seller to a Subscriber after the Commencement Date, pursuant to (i) a written sale agreement ("Sale Agreement") between Seller and each Subscriber, which provides for the sale of the alarm system, and (ii) a monitoring agreement which provides for monitoring of the alarm system ("Monitoring Agreement"), with a signed and attached No Secrets Form, together with any and all related credit applications, credit checks, agreements, records, correspondence, Download Information and files relating to the Alarm Account(s). Copies of approved contract forms and No Secrets Form are attached hereto on Schedules 1.1(i) and 1.1(ii).

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1.2 Basic System and Equipment. "Basic System" shall mean the minimum components necessary to comprise an Alarm Account, which consist of:

a. One (1) control panel, including battery;
b. Not less than the lesser of three (3) or all perimeter door contacts;
c. One (1) motion detector;
d. One (1) key pad and internal sounding device; and
e. Four (4) Central window decals and one (1) Central yard sign.
f. One transformer
g. One RJ31 jack and cord

"Equipment" shall mean the alarm system components installed at the Subscribers' residences or places of business and of a type listed on Schedule 1.2 (the "Equipment List"), which shall be subject to change in Buyer's sole discretion. Any materials not listed on Schedule 1.2, and which is not otherwise Equipment, shall be in the discretion of Seller.

1.3 Download Information. "Download Information" shall mean the central station identification number and installer codes for each alarm system control panel and all applicable and necessary telephone numbers and lines (including the call back number and line) and all download programs and master-codes necessary to connect the alarm system to Buyer's monitoring facility, which Download Information shall be the sole property of Buyer.

1.4 Recurring Monthly Revenue. "Recurring Monthly Revenue" (also referred to as "RMR") shall mean the total recurring regular monthly amount of revenue to be received by Buyer from an Alarm Account whose alarm system is fully installed and operational and whose Sale Agreement and Monitoring Agreement are in full force and effect on the Closing Date on which it is purchased. Recurring Monthly Revenue shall not include any amounts derived from or which are expected to be derived from: (a) time and materials charges or from any other like charges that are non-recurring, non-regular services; (b) revenue derived from the provision of opening and closing service and reports, backup transmission facilities, arm/disarm monitoring service and other revenue derived from providing reports to the Subscriber; (c) reimbursement for or prepayment of telephone line and other utility company charges associated with the Alarm Accounts; (d) any and all taxes, fees or other charges imposed by any governmental authority relative to the furnishing of alarm services, whether or not such taxes, fees or other charges have been billed to the customer and/or paid by the Buyer or Seller; or (e) reimbursement for or prepayment of any false alarm assessments.

1.5 Subscribers. "Subscriber(s)" shall mean (i) any person, business, corporation or other entity that (ii) owns legal title to the residential (excluding mobile homes on rented property) or commercial establishment wherein the alarm system is installed and (iii) that has purchased an alarm system from Seller pursuant to a Sale Agreement with Seller and has entered into a Monitoring Agreement which

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has been accepted by Buyer and (iv) has a checking account capable of being auto-debited for monthly recurring charges.

1.6 Takeover Contract. "Takeover Contract" shall mean an Alarm Account with a Subscriber who owned an existing alarm system installed and/or monitored by another alarm dealer, and (i) who has transferred service to Seller Pursuant to an approved contract form; (ii) is not, as of the Closing Date, bound by or obligated under an existing contract for alarm monitoring services with another alarm dealer; and (iii) in all other respects meet the definition of an Alarm Account, except as expressly set forth in this Agreement.

1.7 Takeover Account. "Takeover Account" shall mean an Alarm Account with a Subscriber who owned an existing alarm system installed and/or monitored by another alarm dealer, and (i) who has transferred service to Seller pursuant to an approved contract form; (ii) is not, as of the Closing Date, bound by or obligated under an existing contract for alarm monitoring services with another alarm dealer; and (iii) in all other respects meet the definition of an Alarm Account, except as expressly set forth in this Agreement.

1.8 Lost Account. "Lost Account" shall mean within the Guarantee Period (a) any Alarm Account Subscriber who provides notice of cancellation or intent to cancel or not renew, or whose service is terminated by Buyer for failure to make all payments of RMR for the Guarantee Period indicated on Schedule 5.1 or 5.1b after the applicable Closing Date (the "Guarantee Period"); or (a) any Alarm Account Subscriber who cancels service for any reason without making, or whose service is terminated by Buyer for failure to make, all payments of RMR for the guarantee period indicated on Schedule 5.1a or 5.1b after the applicable Closing Date (the "Guarantee Period"); or, (b) an Alarm Account Subscriber who cancels service after making the required payments of RMR for the Guarantee Period, but claims fraudulent business practices by Seller, verbally or written altered contract language by Seller, or pre-existing monitoring contract obligations.

1.9 Guarantee Period. "Guarantee Period" shall mean the number of months following a Closing Date during which Seller guarantees payment of RMR with respect to an Alarm Account or Takeover Account sold to Buyer hereunder. The Guarantee Period with respect to each Alarm Account or Takeover Account purchased hereunder shall be as set forth on Schedule 5.1. Any monies received from the Subscriber by the Dealer for monitoring services (which must be forwarded to Buyer), do not reduce the Guarantee Period.

2. Purchase of Alarm Accounts.

2.1 Appointment as Authorized Dealer. Buyer hereby appoints Seller and Seller hereby accepts such appointment as Buyer's non-exclusive authorized dealer to solicit Customer Accounts in the Markets set forth on Schedule 2.4(j) and sell those Customer Accounts to Buyer. The Markets are the geographical areas from which Seller will solicit Customer Accounts under this Agreement. Seller's

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appointment as independent authorized dealer of Buyer is non-exclusive. Buyer has the right to solicit orders for installation and monitoring of alarm equipment directly in such Markets or to appoint other authorized dealers in such Markets.

2.2 Term. Subject to the terms and conditions of this Agreement, for a period of three (3) years after the Commencement Date, Seller shall offer to sell to Buyer, and Buyer shall purchase from Seller, on an on-going basis, residential and non-residential Alarm Accounts which meet the requirements set forth in Section 2.4. This Agreement shall automatically renew for additional one (1) year periods, unless either party gives written notice to the other party at least ninety (90) days prior to the expiration of the initial term or any subsequent renewal term. Term and conditions of the Agreement may be changed by the Buyer with thirty (30) days written notice to the Seller. Termination will not relieve Seller of its obligation to replace Lost RMR during any remaining Probation Period as required by Section 6 of this Agreement.

2.3 Termination.

2.3.1 Buyer shall have the right, but not the obligation, to terminate this Agreement in the event that (i) Seller fails to tender to Buyer during any calendar quarter at least five (5) Alarm Accounts which meet the Alarm Account Requirements set forth in Section 2.4, or (ii) the Lost Contracts (as defined in Section 6.1 below) attributable to a particular month exceed twenty-five percent (25%) of the total number of accounts tendered for such month, or (iii) there are recurring customer complaints about Seller's sales and installation procedures, or (iv) Buyer elects to discontinue acquiring new Alarm Accounts in the market area serviced by Seller. Upon the occurrence of any of the above, termination shall be effective thirty (30) days after written notice from Buyer to Seller, during which time Seller shall not be obligated to tender to Buyer and Buyer shall not be obligated to purchase any additional Alarm Accounts from Seller. In addition, in the event of a breach by Seller of the terms of this Agreement, including but not limited to, any representation or warranty, Buyer shall have the right to immediately terminate this Agreement.

2.3.2 Notwithstanding anything to the contrary contained herein, Buyer or Seller may terminate this Agreement in its sole discretion, with ninety (90) days written notice to the other party.

2.3.3. Upon termination by Buyer, Buyer shall have no further obligation or liability to Seller, except any accruing prior to the date of notice of termination. Termination shall not relieve Seller of its obligations under Sections 6, 9, 10 and 11.

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2.4 Alarm Account Requirements.

2.4.1 New Alarm Accounts. Each Alarm Account offered to Buyer must comply with the following: (a) be written on an approved contract form and meet the criteria set forth in Section 1.1 with all original documentation having been delivered to Buyer including a personal check from Subscriber in the amount of one month monitoring; (b) send test signals acceptable to Buyer, be programmed onto Buyer's phone line, be programmed with Buyer's call back phone number and be capable of being monitored by and downloaded from Buyer's monitoring facility; (c) have a fully operational alarm system; (d) have paid the complete sales price for the alarm system; (e) meet Buyer's minimum credit requirements as described in Schedule 5.1 and not more than 10% of each months volume being commercial; (f) Seller must obtain credit score using VRU provided by Buyer. Credit scores will be obtained at the sole expense of the Seller; (g) be capable of being billed for monitoring services by Buyer; (h) be comprised of, at a minimum, the Basic System and of Equipment types listed on Schedule 1.2; (i) have an executed Monitoring Agreement; the Monitoring Agreement must have a minimum term of thirty-six (36) months, a monthly monitoring fee between $19.95 and $34.95, and shall have not been amended or modified by any oral representation of Seller or its sales agents (j) be located within the geographical areas set forth on Schedule 2.4 and (k) ("Markets"); as of the Closing Date, not be cancelled and with respect to which no notice of cancellation (oral or written) have been received by Seller or Buyer during the guarantee period.

2.4.2 Takeover Alarm Accounts. Each new Takeover Alarm Account offered to Buyer must comply with the following: (a) be written on an approved contract form and meet the criteria set forth in Section 1.1 with all original documentation having been delivered to Buyer; (b) send test signals acceptable to Buyer, be programmed onto Buyer's phone line, be programmed with Buyer's call back phone number and be capable of being monitored by and downloaded from Buyer's monitoring facility; (c) have a fully operational alarm system; (d) have paid the complete reprogramming or connection fees for the alarm system; (e) be capable of being billed for monitoring services by Buyer; (f) have an executed Monitoring Agreement meeting the criteria for rates and terms as set forth on Schedule 5.1(b), and shall not have been amended or modified by any oral representation of Seller or its sales agents; (g) be located within the geographical areas set forth on Schedule 2.4 (j) ("Markets"); and (k) as of the Closing Date, not be canceled and with respect to which no notice of cancellation (oral or written) have been received by Seller or Buyer during the guarantee period.

2.5 Right of First Refusal. Buyer shall have no obligation to purchase more than ten percent (10%) of non-residential Alarm Accounts in any month; provided,

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however, that, in the event Seller receives any bona fide written offer from a third party(ies) to purchase any such non-residential Alarm Accounts in excess of such 10% figure ("Third Party Offer"), Seller shall first offer to sell such non-residential Alarm Accounts to Buyer on the same terms and conditions as those contained in the Third Party Offer. In the event that, within fifteen (15) days of Buyer's receipt of Seller's notice of such Third Party Offer, Buyer has not agreed in writing to purchase such non-residential Alarm Accounts on the same terms and conditions as those contained in the Third Party Offer, Seller may sell such non-residential Alarm Accounts to such third party. Any subsequent Third Party Offer shall give Buyer a further right to accept or reject such non-residential Alarm Accounts.

2.6 <u>Closing Date for Each Purchase of Alarm Accounts</u>. Each calendar week period (Monday to Friday) is herein referred to as a "Purchase Period". All Alarm Accounts delivered to Buyer, acceptable to Buyer (pursuant to the requirements of Section 2.4) and connected to Buyer's monitoring facility as of the close of business each Friday of a Purchase Period (unless such day is a holiday, in which case it shall be the next business day) shall be purchased by Buyer within ten (10) days following such Friday (or the next business day, in the case of a holiday); provided, Buyer may, but shall not be obligated to, transfer payment to Seller until the number of Alarm Accounts being purchased is at least five (5). Each date of purchase shall be referred to as a "Closing" or "Closing Date."

3. <u>Non-Purchase, Charge Back or Rejection of Alarm Accounts</u>. In the event that an Alarm Account tendered to Buyer fails to meet the requirements set forth in Section 2.4, or becomes a Lost Account, Buyer will notify Seller and Seller shall (unless otherwise agreed to in writing by Buyer): (i) within ten (10) days after receipt of notice of Buyer's rejection of the Alarm Account, reprogram the alarm system in order that Buyer is no longer providing monitoring service; (ii) notify Subscriber in writing that Buyer is no longer providing monitoring service and that the Monitoring Agreement is canceled, with a copy of such notice to be provided simultaneously to Buyer; and (iii) rewrite the Subscriber's Monitoring Agreement onto a contract form which does not contain Buyer's name. Buyer shall have the right to perform the above obligations in the event Seller fails to do so. Additionally, in the event that more than 15% of the Seller's accounts, purchased by Buyer, are 30 days past due, Buyer at Buyer's sole discretion, shall have option to reserve $250.00 for each delinquent account until such time as that delinquent account becomes current. In the event that more than 20% of Sellers account, purchased by Buyer, are 30 days past due, Buyer at Buyer's sole discretion, shall have option to reserve $500.00 for each delinquent account until such time as that delinquent account becomes current. In the event that the above accounts do not become current in the following month Buyer at Buyer's sole discretion, shall have to option to reserve an additional $250.00 for each delinquent account becoming 60 days past due. Seller may request to assist in collections pursuant to an Amendment to this Agreement.

4. <u>Sale of Alarm Accounts by Seller and Liabilities Assumed by Buyer</u>.

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4.1 Liabilities and Obligations Assumed by Buyer. Buyer shall assume, commencing and effective as of each Closing Date, the obligation to provide alarm services pursuant to the Sale Agreement and Monitoring Agreement for the Alarm Accounts. Except for those obligations of Seller hereunder which Buyer specifically agrees to assume, pay, perform or discharge pursuant to this Agreement, Buyer does not assume or agree to pay, perform or discharge any liability or obligation of the Seller, whether known or unknown, including without limiting the generality of the foregoing, any liability or obligation arising out of, incurred in connection with, related to or created as a result of (i) this Agreement or the sale of the Alarm Accounts pursuant hereto, or (ii) any liability or obligation of Seller, whether or not such liability or obligation now exists, hereinafter arises, is incurred, or is created after the date hereof.

4.2 Transfer Documents. Each of Seller's transfer and sale of Alarm Accounts hereunder shall be effected by the delivery by Seller to Buyer, at each Closing, of a Bill of Sale in the form of Exhibit 4.2 attached hereto. Seller covenants that at the Closing of each sale and from time to time after each Closing, Seller will, upon the request of Buyer, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such additional documents as may be reasonably required by Buyer ("Transfer Documents"), in order to effectively sell, convey, transfer, assign and deliver to Buyer any of the Alarm Accounts or to carry out the intention and purpose of this Agreement and the transactions contemplated hereby and to evidence the ownership by Buyer of the Alarm Accounts after the Closing.

4.3 Bulk Sales. Buyer hereby waives compliance by the Seller with respect to any applicable Bulk Sales or similar laws of any jurisdiction in connection with the sale of the Alarm Accounts to Buyer, and the Seller covenants and agrees to indemnify Buyer and to save and hold Buyer harmless from, for and against any liability, damage, loss or deficiency (including attorneys' fees) which Buyer may suffer or sustain as a result of any claims made by creditors of the Seller against Buyer ("Creditor's Claim"). In the event of a Creditor's Claim, Buyer shall so notify the Seller in writing and the Seller shall have thirty (30) days in which to satisfy or discharge the Creditor's Claim. Buyer may, at its sole option, withhold all or any portion of the Purchase Price to satisfy any Creditor's Claim not satisfied by Seller.

5. Purchase Price and Manner of Payment.

5.1 General. As consideration for the sale of Alarm Accounts and the Covenant Not to Solicit (as set forth in Section 10), Buyer will pay by check on each Closing Date, a purchase price which shall be determined in accordance with the calculations set forth in Schedule 5.1a for new Alarm Accounts or 5.1b for Takeover Alarm Accounts.

5.2 For any Alarm Account which includes a written extended warranty contract at a minimum price of five dollars ($5) per month, Buyer will pay to Seller the applicable multiple as applied to the monitoring RMR for said Alarm Account. In the event any

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Alarm Account includes a written contract rider (provided by Buyer) for ancillary services including open/closes, arms/disarms, reports or radio frequency (RF) back up at Buyers current rates, Buyer will pay to Seller the additional multiples as set forth on Schedule 5.1a and 5.1b.

5.3 Bonus Multiple. For each Alarm Account that utilizes automatic debit of their bank account (ACH) in lieu of monthly manual billing, Buyer shall pay Seller the additional multiples as set forth on Schedule 5.1a and 5.1b for such ACH service..

6. Alarm Account Probation Period.

6.1 Any Alarm Account Subscriber within the Guarantee Period who provides notice of cancellation or intent to cancel or not renew, or whose service is terminated by Buyer for failure to make all payments of RMR for the Guarantee Period indicated on Schedule 5.1 or 5.1b after the applicable Closing Date (the "Probation Period") shall be deemed a "Lost Account". Any Alarm Account Subscriber who cancels service after making the required payments of RMR for the guarantee period, but claims fraudulent business practices by Seller, verbally or written altered contract language by Seller, or Pre-existing monitoring contract obligations shall be deemed a Lost Account.

6.2 During the Probation Period for each Alarm Account, Buyer shall submit to Seller a list of Lost Accounts. Buyer shall deduct from the next Purchase Price payable to Seller an amount equal to the Purchase Price paid for the Lost Accounts ("Lost Purchase Price"). If, as a result of the foregoing calculation, no Purchase Price is due Seller, Seller shall pay Buyer upon demand the full amount of the Lost Purchase Price. In consideration of the payments submitted by Buyer for Alarm Accounts, Seller and Mark Trimble, jointly and severally, hereby guarantee payment for any amounts due to Buyer for Lost Accounts and any related collection costs.

6.3 Other charges that will apply, strictly at the discretion of the Buyer, if errors or omissions on the part of the Seller exceed the normal amount expected are as follows: $100.00 fee for a bounced ACH due to wrong information provided by Seller, $50.00 fee for wrong emergency numbers that cause delays in dispatching, $50.00 fee for programming Late to Test signal or any other programming necessary due to negligence on the part of the Seller.

7. Representatives, Warranties, and Covenants of Parties.

7.1 Seller. Except as set forth on Schedule 7.1, Seller and Shareholders represent, warrant, covenant and agree as follows:

7.1.1 Status. Seller is a Corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Seller will, at all times, be qualified to do business and be in good standing in each state set forth on Schedule 2.4(j) prior to selling any Alarm Accounts in such state, and shall have full power and authority to sell the Alarm Accounts

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and to engage in the business in which it is engaged.

7.1.2 Authorization.
This Agreement constitutes a valid and binding obligation of Seller and Shareholders, enforceable in accordance with its terms; provided, however, that enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws at the time in effect affecting the rights of creditors generally and that a court of competent jurisdiction may decline to grant specific performance and any other equitable remedy with respect to the enforcement of any provision of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under Seller's articles of Incorporation and By-Laws; (ii) have been duly and validly authorized by all necessary and appropriate action by Seller's Board of Directors and Shareholder, if necessary; and (iii) do not and will not result in a breach of or a default under any agreement, license or other obligation of Seller. The execution, delivery and performance of this Agreement by Seller and Shareholder and the consummation of the transactions contemplated hereby do not and will not result in a breach of or a default under any agreement, license or other obligation of Seller and Shareholder.

7.1.3 Marketable Title. At each Closing Seller will have good and marketable title to the Alarm Accounts and Equipment being sold to Buyer, free and clear of all security interests, liens, claims, or encumbrances of any nature or kind whatsoever.

7.1.4 Alarm Systems. All of the alarm systems shall be in good working order and condition at the time of the Closing Date applicable thereto and shall be installed by Seller only in accordance with good workmanlike practices and in a manner consistent with the National Burglar and Fire Alarm Association Level 1 Training Standard and CSG's standards and procedures set forth on Schedule 7.1.4. and will conform in all respects to the Sale Contracts pursuant to which they are installed and in no case shall any installation be made by Seller which is in violation of any applicable law, code or regulation when installed. Seller shall fully pay all vendors and suppliers for all materials used to install each alarm system prior to sale of the Alarm Account to Buyer, or within sixty (60) days thereafter.

7.1.5 Contracts. The Seller shall not enter into any other type of contract with any Subscriber, nor shall Seller include in the Alarm Accounts any monitoring agreements and/or installed alarm monitoring systems (whether fully or partially installed) which have been purchased or otherwise acquired from a third party by Seller. Seller shall not alter or amend any provision of a Sale Agreement or Monitoring Agreement without Buyer's prior written consent, nor shall Seller enter into any oral

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agreements with any Subscriber that would in any way alter or amend the terms of the Sale Agreement or Monitoring Agreement with such Subscriber. Seller shall not offer any rebates, set-offs, gifts, gratuities or refunds to any Subscriber for any reason, including but not limited to, attempting to induce a Subscriber to enter into a Sale Agreement or Monitoring Agreement unless such rebate, set-offs, gifts, gratuities or refunds (i) are approved in advance in writing by Buyer; or (ii) are consistent with a marketing program previously approved in writing by Buyer. All such marketing programs shall strictly comply with all laws governing such programs. Seller shall collect the full sales price as set forth in the Sale Agreement for each Subscriber without any offset, rebate, counterclaim or deduction, other than as permitted in this Section 7.1.5. Seller shall not collect from any Subscriber any payment representing monitoring fees, whether at the time of sale or any time thereafter.

7.1.6 License and Permits. The Seller and/or its employees have and shall maintain during the entire term of this Agreement all material governmental licenses and permits (federal, state and local) necessary for the conduct of business in the states, counties and cities referenced on Schedule 2.4(j) and copies of such current licenses and permits are included on Exhibit 7.1.6 annexed hereto, and such licenses are in full force and effect. Seller shall have obtained at its sole expense all permits, approvals and/or licenses which may be necessary for any alarm system installation prior to any such installation. No violations are or have been recorded in respect of any such licenses or permits and no proceedings are pending or to Seller's best knowledge threatened concerning the revocation or limitation of any such license or permit. Upon request, Seller shall provide Buyer with copies of all renewals and new licenses obtained by Seller during the term of this Agreement for the states, counties and cities referenced on Schedule 2.4(j)

7.1.7 Compliance with Laws. The Seller and Shareholder have complied in all material respects and shall at all times comply in all material respects with all laws, rules, regulations and orders applicable to sale and installation of the Alarm Accounts and the operation of the business conducted by Seller, including but not limited to any home solicitation law giving a Subscriber a right to cancel (three-day right of rescission) or similar law. Seller or Shareholder have not taken any action, or failed to take any action which action or failure will or would, in any way, preclude or prevent Buyer from owning or using the Alarm Accounts.

7.1.8 Litigation. Seller or Shareholder are not engaged in or threatened with any legal proceedings relating to or affecting or which may materially affect Seller's business or any of the Alarm Accounts; and there are no proceedings, claims or investigations of any kind pending or, to the best knowledge of Seller or Shareholder, threatened against the Seller or

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Shareholder relating to or affecting or which may affect Seller's business or any of the Alarm Accounts; and the Seller or Shareholder do not know of any basis or grounds therefore. There are no outstanding adjudication orders of any agency or tribunal against Seller or Shareholder affecting Seller's business or any of the Alarm Accounts, and Seller or Shareholder have no knowledge of any investigation by any governmental agency into the conduct of Seller's business.

7.1.9 Insurance. The Seller or Shareholder have now and during the term of this Agreement will maintain in full force and effect policies of general liability and errors and omissions insurance with coverage of not less than $1,000,000 and workers compensation insurance with the statutory minimum amounts of coverage or, in the absence of any statutory minimum, a minimum amount of $1,000,000. Such policies shall name Buyer a certificate holder. Seller or Shareholder are not in default under any such policies of insurance. No single payment in excess of $10,000 or payments which in the aggregate exceed $50,000 have been made by the insurer under any such insurance policy. As to the general liability insurance maintained by Seller or Shareholder, such insurance coverage has been in full force and effect for the last four years or since Seller's inception which ever is shorter. Each Alarm Account has been approved by the liability insurance carrier of Seller or Shareholder, and all of the Contracts with respect to Alarm Accounts are covered by the liability and errors and omissions insurance policy of Seller or Shareholder. Seller or Shareholder shall provide Buyer with certificates of insurance which are attached hereto as Exhibit 7.1.9.

7.1.10 Taxes. All federal, state and local property, sales and use taxes and all other public taxes or charges incurred during any period prior to and including the Closing Date which may relate to or affect the Alarm Accounts in any way or may affect or relate to their transfer pursuant to this Agreement, are the obligation and liability of Seller Shareholder and to the extent any of the same are due shall have been paid in full by Seller or Shareholder prior to each Closing Date.

7.1.11 No Material Misstatements. No representation or warranty by the Seller or Shareholder contained in this Agreement or made hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

7.1.12 Contractors. Seller's representations, warranties and covenants shall bind and apply to any subcontractor or other person or entity engaged by Seller to install any system purchased by Buyer pursuant to this Agreement.

7.2 Buyer. Buyer represents, warrants, covenants and agrees as follows:

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7.2.1 Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has and shall continue to have full power and authority to purchase and acquire the Alarm Accounts as herein provided, and provide the monitoring and other service contemplated by the Contracts for such Alarm Accounts.

7.2.2 Authorization. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, provided, however, that enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws at the time in effect affecting the rights of creditors generally and that a court of competent jurisdiction may decline to grant specific performance and any other equitable remedy with respect to the enforcement of any provision of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) are permissible under Buyer's Articles of Incorporation and By-Laws, (ii) have been duly and validly authorized by all necessary and appropriate action by the Buyer's Board of Directors, and (iii) do not and will not result in a breach of or a default under any material agreement, license or other obligation of Buyer.

7.2.3 No Material Misstatements. No representation or warranty by the Buyer contained in this Agreement or made hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

8. Conditions Precedent to Obligations of Buyer. Performance by Buyer of the purchase of Alarm Accounts shall be conditioned upon all of Seller's representations and warranties contained herein being true and correct as of each Closing as if made at such time and Seller shall have performed all obligations, agreements, conditions and other actions required to be performed at each Closing.

9. Indemnification.

9.1 Seller. Seller and Shareholder jointly and severally covenant and agree that, notwithstanding any Closing, and the delivery of any instruments of conveyance, Seller and Shareholder will indemnify, defend and hold Buyer, its parents, subsidiaries, its respective affiliated entities and their respective employees, officers, directors, agents, successors and assigns ("Seller Indemnities") harmless from and against any loss, damage, liability or deficiency (including without limitation, attorneys' fees and other costs and expenses incident to any suit, action, investigation or other proceeding) ("Loss and Expense") arising out of or resulting from, and will pay Buyer on demand the full amount of any sum which Buyer may pay or become obligated to pay on account of, or reimburse Buyer for any loss suffered on account of (i) any inaccuracy in any representation or the breach of any warranty made by Seller or Shareholder; (ii) any federal, state, local or

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other tax of any nature arising out of any event or state of facts occurring or existing prior to the Commencement Date and each Closing Date for the Alarm Accounts purchased on such Closing Date; (iii) any failure of Seller or Shareholder duly to perform or observe any term, provision, covenant, agreement or condition hereunder on the part of Seller or Shareholder to be performed or observed, (iv) any failure of Seller or Shareholder to comply with any home solicitation law including any law granting a Subscriber a right to cancel a contract (3-day right of rescission) or similar law; and (v) any third party claim, including without limitation any litigation or other action, of any nature arising out of any act performed, transaction entered into or state of facts suffered to exist by the Seller or Shareholder whether such action arises prior to or after the Commencement Date or each Closing Date for Alarm Accounts purchased on such Closing Date. In addition, Seller and Shareholder shall indemnify and hold Seller Indemnities harmless from and against any Loss and Expense which it may suffer or sustain in seeking to enforce the indemnification obligation of Seller or Shareholder hereunder. Anything contained in this Agreement to the contrary notwithstanding, Seller and Shareholder acknowledge and agree that in the event of any breach by Seller or Shareholder of their indemnification obligations under this Section 9 and the continuance of such breach for thirty (30) days after written notice thereof from Buyer to Seller (or if such breach is not capable of being cured within thirty (30) days, such longer period of time as is reasonably necessary, as long as Seller or Shareholder are diligently attempting to cure such breach), Buyer may, at its option, and without regard to any other remedy it may have under this agreement, withhold all or such portion of any Purchase Price due Seller as is necessary to cure Seller's or Shareholder' indemnification obligations hereunder. Notwithstanding Seller or Shareholder' diligent attempts to cure any such breach, Buyer shall have the right to off-set against the Purchase Price for any such indemnity claim.

9.1.1 Notice, Defense of Claims. (a) If Seller or Buyer believes that it has suffered or incurred any Loss and Expense, it shall notify the other party in writing within thirty (30) days of a claim, unless the claim involves litigation, in which case it shall provide the other party with notice of such litigation within seven (7) business days after receipt of such complaint. In either case, the notice shall describe: (i) such Loss and Expense; (ii) the amount thereof, if known, and (iii) the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. The amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense.

(b) The indemnifying party shall have the right to conduct and control any claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 9 that it is

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defending any such claim, then the indemnified party may defend such claim and settle such claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense, including, but not limited to, reasonable attorneys' fees and disbursements.

(c) Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions of this Section 9.1.1 shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Section 9.

10. Covenant Not to Solicit.

10.1 Terms and Conditions. Seller and Shareholder shall not directly or indirectly for a period of ten (10) years from each Closing Date, except as expressly set forth in this Agreement or in a Subcontractor's Agreement (i) solicit any form of monitored security service business from, (ii) accept any monitored alarm system from, (iii) enter into any agreement for the provision of any form of monitored security services (including repair service) with, or (iv) solicit any alarm business referrals from any Subscriber of any Alarm Account acquired by Buyer from Seller or with any other customer who is a party to an alarm monitoring contract with Buyer except as allowed by Buyer under this Agreement or the Subcontractor's Agreement. Seller acknowledges that any list (of whatever format), or records, documents, or other information relating to any Subscriber of an Alarm Account being acquired by Buyer, is the confidential and proprietary information of Buyer and will not be used by Seller or any of its agents or employees for any purpose without Buyers written consent. Seller and each Shareholder shall execute a separate Non-Solicitation Agreement, the form of which is attached hereto as Schedule 10.1.

10.2 Remedy for Breach. Seller and Shareholder acknowledge and agree that the remedy at law for any breach, or threatened breach of the provisions of this Section 10 will be inadequate and, accordingly, the Seller and Shareholder covenant and agree that Buyer shall, in addition to any other rights or remedies which Buyer may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to prevent the Seller and Shareholder from violating any of the provisions of this Section 10.

10.3 Validity. In the event that any of the provisions of this Section 10 shall be determined by a court of competent jurisdiction to be in violation of applicable law for any reason whatsoever, then any such provision or provisions shall not be deemed to be void, but shall be deemed to be automatically amended so as to comply with the applicable law. In any event, if any of such provisions shall be determined by a court of competent jurisdiction to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of such Section or any of the other provisions of this Agreement.

11. Warranty and Repair Services. Seller shall, as a subcontractor of Buyer, perform the

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following warranty and non-warranty repair services. All repair services shall be performed in a workmanlike and professional manner in accordance with industry practices and Buyer's standards set forth on Exhibit 7.1.4

11.1 90-Day Warranty. Seller shall, without charge to Buyer, provide all warranty service for the first ninety (90) days following the Closing Date for each Alarm Account sold to Buyer hereunder.

11.2 Non-Warranty Repair Service. Seller shall, during the term of this Agreement, provide non-warranty repair service for all Alarm Accounts sold to Buyer hereunder. Service requests from Subscribers received by Buyer will be forwarded to Seller by facsimile. Seller must respond to the service request (either visit the Subscriber's premises or make a telephonic appointment with the Subscriber) within 24 hours of Seller's receipt of the request. Buyer will pay Seller the sum of $45.00 per hour for labor (billed in 15 minute increments with a one-hour minimum fee), plus parts (at Seller's cost). Payment will be made only upon receipt of (i) a detailed invoice setting forth the labor time, parts used and other such information as Buyer may reasonably request, and (ii) a service ticket signed by the Subscriber. Payment for services provided shall be made monthly in arrears.

11.3 Deductions for Cancelled Alarm Accounts. In the event a Subscriber cancels his Monitoring Agreement with Buyer because Seller has failed to provide quality repair service acceptable to subscribers (whether or not within the time frame of the Probation Period), then Buyer shall deduct from the next Purchase Price payable to Seller, an amount equal to the Purchase Price paid for the canceled Alarm Account.

12. Miscellaneous.

12.1 Subsequent Events - Seller. During the entire term of this Agreement, Seller will give Buyer, within forty-eight (48) hours, written notice of any of the following events:

12.1.1 License and Permits. A violation is recorded in respect of any license or permit of Seller, any employee, contractor, subcontractor or agent of Seller or a proceeding is commenced, or to Seller's best knowledge is threatened concerning the revocation or limitation of any such license or permit.

12.1.2 Litigation. Seller is engaged in or threatened with any legal proceedings relating to or affecting or which may materially affect any of the Alarm Accounts, or which may interfere with Seller performing any of its obligations hereunder.

12.1.3 Insurance. Seller's policies of general liability and errors and omissions

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insurance are canceled or Seller is threatened with cancellation by its carrier. Seller's insurer makes (i) any single payment under Seller's insurance policy which exceeds $10,000 or (ii) any payments which in the aggregate exceed $50,000.

12.1.4 Taxes. A tax lien of $1,000 or more of any sort is recorded against Seller or any of its assets relating to the alarm business.

12.1.5 Encumbrances. If any of the assets of Seller become subject to any secured lien or encumbrance or if any UCC financing filing is recorded against Seller or any of its assets, other than filings to evidence leases of real or personal property.

12.2 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served by person, telex, verbally confirmed facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, verbally confirmed facsimile or telegram, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

If to Seller:	The Jon Ashton Corporation dba Advanced Protective Technology Security Services, Inc., 5150 Franz Road, Ste 100 Katy, TX 77493 Attention: Mark Trimble, President FAX: (281) 391-0624
If to Buyer:	Central Security Group-Nationwide, Inc. 2448 E. 81st St., Ste. 4200 Tulsa, Oklahoma 74137 Attn: Mark Wilson, CEO FAX: (918) 491-3195

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

12.3 No Secured Debt. During the entire term of this Agreement, including any Renewal Term, Seller shall not incur any debt that is secured by Alarm Accounts purchased or to be purchased by Buyer without Buyer's express written consent being first obtained.

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12.4 Services and Trademarks. Seller and Shareholder acknowledge and agree that the names Central Security Group, Inc., Central Security Group – Nationwide, Inc. and Guardian Security Systems, Inc., derivatives thereof and any service marks, trademarks, trade names and logos used by Buyer ("Marks") for the marketing, promotion and sale of its security service shall remain the exclusive property of Buyer and that Seller and Shareholder have not and shall not acquire any proprietary rights therein. Seller and Shareholder acknowledge the great value of goodwill associated with Buyer's Marks and the public renown and recognition of the same and that the Marks have a distinctiveness and secondary meaning that is firmly associated in the minds of the trade and general public with Buyer and that any additional goodwill symbolized by the Marks which may be created through the use of the Marks by Seller or Shareholder shall inure to the sole benefit of Buyer. Seller and Shareholder shall not use any of the Marks in any way, except as permitted by Buyer, whether during the term or following termination of this agreement.

12.5 Confidentiality. The parties agree that no party shall disclose any material terms of this Agreement for any purpose without the prior written consent of the other parties, unless such disclosure is required by law, court order, rule or regulation or is being made to any investor or lender (including their respective counsel and advisors) or Buyer or Seller in which case, prior to such disclosure, such investor or lender shall agree to abide by the provisions of this Section 12.5. Seller and Shareholder agree to maintain as secret and confidential all "Confidential Information," as defined herein and agree not to use, disclose, transfer, sell or make such information available to any successors or third parties, except as authorized in advance and in writing by Buyer. From and after the date of this Agreement, Seller shall also use its best efforts to restrict its agent and employees from having access to or using any Confidential Information. The term "Confidential Information" means any trade secrets, proprietary or other information reasonably known by Seller or Shareholder to be confidential or designated as confidential by Buyer relating to the Alarm Accounts, including, without limitation, any of the following information relating to Subscribers whose Alarm Accounts are being purchased by Buyer under this Agreement and which is hereby designated by the parties to be confidential: any Subscriber lists; any lists, notes or compilations which contain the names, addresses, telephone numbers or any contract information for or relating to the Subscribers; and copies of contracts, agreements and related documents between Seller and the Subscribers.

12.6 Modifications or Amendments. We reserve the right to change or modify this Agreement with 60 days written notice.

12.7 No Inference Against Author. This Agreement was jointly prepared by Buyer and Seller. No ambiguity with respect to any provision of this Agreement shall be construed against either party, and no provision of this Agreement shall be interpreted against either party because such party or its legal representative may have drafted such provision.

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12.8 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

12.9 Waiver. No reliance upon, waiver of or failure to enforce one or more provisions of this Agreement shall constitute a waiver of the same or any other provisions hereof.

12.10 Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Seller shall have no right to assign its rights or obligations under this Agreement without the prior written consent of Buyer. In the event of the termination or dissolution of Seller, the Shareholder of Seller shall be responsible for and shall assume all of Seller's obligations and duties under this Agreement.

12.11 Nature of Statements and Survival of Representatives, Warranties and Agreements. All statements of fact contained in any written statement, certificate, schedule or other document delivered by or on behalf of the parties pursuant hereto or in connection with the consummation of the transactions contemplated hereby shall be deemed representations and warranties made hereunder. All covenants, representations, warranties and agreements made by the parties hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive each Closing, the delivery of any instrument of conveyance or Transfer Document, and the dissolution and liquidation of the Seller or Buyer shall remain effective after each Closing Date, regardless of any investigation at any time (whether before or after the date of this Agreement) made by or on behalf of Buyer or Seller or of any information Buyer or Seller may obtain or have (whether before or after the date of this Agreement) in respect thereof and regardless of any non-exercise by Buyer or Seller of any rights hereunder.

12.12 Separate Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

12.13 Exhibits And Schedules. Each fact or statement recited or contained in any exhibit, schedule, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed a representation and a warranty hereunder.

12.14 Applicable Law and Severability. Enforcement and interpretation of this Agreement shall be governed by the laws of the State of Oklahoma, applicable to

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agreements wholly made and to be performed therein, without regard to its conflicts of law principles. Seller and Shareholder hereby (i) agree that any litigation, action or proceeding brought by Seller or Shareholder against Buyer, arising out of or relating to this Agreement, shall be instituted only in a State or Federal court in Tulsa County, Oklahoma; (ii) agree that any litigation, action or proceeding brought by Buyer against Seller or Shareholder, arising out of or relating to this Agreement may, at Buyer's sole election, be instituted by Buyer in a State or Federal court in Tulsa County, Oklahoma; (iii) waive any objection which Seller or Shareholder might have now or hereafter to the venue of any such litigation, action or proceeding so brought in Tulsa County by Seller, Shareholder or Buyer; (iv) irrevocably submit to the jurisdiction of any such court in any such litigation, action or proceeding; and (v) hereby waive any claim or defense of inconvenient forum with respect thereto. For all purposes of this Agreement, Seller and Shareholder hereby submit to the venue and jurisdiction of the Federal or State courts in Tulsa County, Oklahoma, and irrevocably consent to personal jurisdiction by such courts.

12.15 Attorney's Fees and Cost. In the event any action is instituted by a party hereto regarding the construction of any term or to recover damages resulting from the breach of any term of this Agreement, the prevailing party in such action shall be entitled to such reasonable fees, costs and expenses as may be fixed by the court.

12.16 Provisional Remedies. The following remedies may be exercised by Buyer, regardless of whether a proceeding is pending and without waiving any rights: (i) injunctive or other equitable relief and/or (ii) set-off or recoupment.

12.17 Independent Relationship. It is hereby declared to be the express intention of each of the parties that the relationship created hereto between Buyer and Seller by this Agreement is that of an independent contractor and Seller, its employees or agents shall not be deemed to be the employee or agent of Buyer; and Buyer, its employees or agents shall not be deemed to be the employee or agent of Seller. Buyer and Seller shall have the sole right to hire and fire all of their respective employees or agents and shall exercise all control, direction and supervision over them with respect to the work to be performed and the manner in which the work is to be performed, and Buyer and Seller shall not have any right to exercise any control, direction or supervision over the said employees or agents of the other, subject to the limitations set forth in this Agreement.

12.18 Entire Agreement. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SELLER:

The Jon Ashton Corporation
dba Advanced Protective Technology
Security Services, Inc.

By: [signature]
Name: Mark Trimble
Title: President

SHAREHOLDER:

By: [signature]
Name: Mark Trimble

BUYER:

CENTRAL SECURITY GROUP-NATIONWIDE, INC.

By: [signature]
Name: Harry Schenk
Title: Vice President & CFO

[initials]